UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 16, 2016

Rennova Health, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-35141	68-0370244
(Commission File Number)	(I.R.S. Employer Identification No.)

400 S. Australian Avenue, Suite 800, West Palm Beach, Florida	33401
(Address of Principal Executive Offices)	(Zip Code)

(561) 855-1626
(Registrant’s Telephone Number, Including Area Code)

_______________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02.	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On May 16, 2016, after review and consideration of the impact of the errors described below, the Audit Committee of the Board of Directors, after consultation with Green & Company, CPAs, the Company's independent registered public accounting firm, concluded that the Company's financial statements for the fiscal year ended December 31, 2015 (“2015 Financial Statements”), can no longer be relied upon as being in compliance with generally accepted accounting principles. Accordingly, the Company will restate the 2015 Financial Statements. In addition, press releases including financial information for the year ended December 31, 2015, Green & Company, CPAs’ report on the 2015 Financial Statements, and any other communications describing the Company's 2015 Financial Statements, can no longer be relied upon.

The Company has determined that it did not correctly record, as of December 31, 2015, $1.2 million in stock issued to its financial adviser related to the merger between the Company and Medytox Solutions, Inc. as of December 31, 2015 and incorrectly recorded $0.5 million in general and administrative costs related to the merger that should have increased goodwill related to the merger. Correction of these errors had the following effects on the Company’s 2015 Financial Statements:

•	An increase in impairment of goodwill and intangibles of $1.7 million,
•	A decrease in general and administrative expenses of $0.5 million,
•	A decrease in net income of $1.2 million,
•	An increase in additional paid-in capital of $1.2 million, and
•	A decrease in accumulated deficit of $1.2 million.

The Company intends to amend its Form 10-K for the year ended December 31, 2015, as soon as reasonably practicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 17, 2016	RENNOVA HEALTH, INC.

/s/ Seamus Lagan
Seamus Lagan
Chief Executive Officer
(principal executive officer)